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                                                                      EXHIBIT a.


                          CERTIFICATE OF INCORPORATION
                                       FOR
                           SIRROM FUNDING CORPORATION



         FIRST:  The name of this corporation is Sirrom Funding
Corporation (hereinafter called the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation are:

                  (a) to enter into, perform and comply with a Loan Sale and Contribution Agreement (the "Loan Sale Agreement") among Sirrom Capital Corporation, a Tennessee corporation (the "Seller") and/or with any subsidiary of the Seller as may become a "Seller" under the Loan Sale Agreement, pursuant to which agreements the Corporation may purchase from the Seller and such other "Sellers" some or all of their small business loans and related intangible property (the "Loans");

                  (b) to own, hold and service (or arrange for an agent to service) the Loans;

                  (c) to fund the Corporation's purchases of Loans by selling interests in the Loans to, or borrowing from, one or more trusts, banks, financial institutions, commercial paper issuers, insurance companies or similar entities, and, in connection with any such financing arrangements, to pledge as security all or substantially all of its assets, including, without limitation, all of its right, title and interest to and in the Loans so purchased;

                  (d) to enter into, perform and comply with:

                      1. Master Trust Indenture and Security Agreement with First Trust National Association, as Trustee (or its duly appointed successors), and supplements thereto (the "Indenture");



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                      2.       Notes ("Notes") executed pursuant to the
                               Indenture;

                      3.       Note purchase agreements with respect to Notes;

                      4. Custodial agreements relating to custody of documentation pertaining to the Loans; and

                      5. Assignment and contribution agreements with the Seller.

                  (e) to invest the proceeds derived from the sale or ownership of the Loans as determined by the Corporation's Board of Directors;

                  (f) to enter into currency hedging arrangements in connection with the purchase of any Loans denominated in foreign currencies; and

                  (g) to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the General Corporation Law of Delaware that, in either case, are incidental to and necessary or convenient for the accomplishment of the above-mentioned purposes.

         FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is One Thousand (1,000) shares, all of which shares shall be common stock, $1.00 par value per share ("Common Stock"). All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

                  (a) Voting Rights. Except as set forth herein or as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

                  (b) Dividends and Other Distributions. The Board of Directors of the Corporation may cause dividends to be paid

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         to holders of shares of Common Stock out of funds legally available for the payment of dividends. Any dividend or distribution on the Common Stock shall be payable on shares of all Common Stock share and share alike.

                  (c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to share ratably, share alike, in the remaining net assets of the Corporation.

         FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Corporation's Board of Directors is expressly authorized to alter, amend, repeal or adopt the By-Laws of the Corporation; provided, however, that any such alteration, amendment, repeal or adoption that relates to or affects in any way the criteria for, qualifications of, or requirement that the Corporation maintain two "Independent Directors" (as such terms are defined in the Seventh Article), must receive the prior affirmative vote or written consent of each such Independent Director.

         SIXTH: Elections of directors need not be by written ballot unless, and to the extent, so provided in the Corporation's
By-Laws.

         SEVENTH: The Corporation shall at all times, except as noted hereafter, have at least two directors (each, an "Independent Director") each of whom (i) is not a stockholder (whether direct, indirect or beneficial), customer or supplier of Sirrom Capital Corporation or any of its affiliates; (ii) is not a director, officer, employee, affiliate or associate of Sirrom Capital Corporation and any of its affiliates (other than the Corporation); (iii) is not a person related to any person referred to in clauses (i) or (ii); (iv) is not a trustee, conservator or receiver for any affiliates of Sirrom Capital Corporation; and (v) has (A) prior experience as an independent director for a corporation whose charter documents required the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition

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seeking relief under any applicable federal or state law relating to bankruptcy and (B) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. The Corporation shall cause each independent director to be paid directors fees of at least $1,000 per meeting attended. In the event of the death, incapacity, resignation or removal of any Independent Director, the Board of Directors shall promptly appoint a replacement Independent Director; provided, however, that the Board of Directors shall not vote on any matter unless and until at least two Independent Directors have been duly appointed to serve on the Board.

         EIGHTH: To the extent permitted under the Delaware General Corporation Law, none of the Corporation's directors shall be liable to the Corporation or its stockholders for monetary damages as a result of breaching any fiduciary duty as a director. Any repeal or modification of this Eighth Article by the Corporation's stockholders shall be prospective only and shall not adversely affect any limitation on the personal liability of any director of the Corporation existing at the time of such repeal or modification.

         NINTH: Subject to the limitations of an Independent Director or an Independent Officer in the Seventh Article, to the extent permitted under the Delaware General Corporation Law, any person (including, but not limited to, stockholders, directors, officers and employees of the Corporation or any affiliate of the Corporation) may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Corporation or otherwise, and neither the Corporation nor its stockholders shall have any right in or to such independent ventures or to the income or profits derived therefrom.

         TENTH: Notwithstanding any other provision of this Certificate of Incorporation and any provision of law, the Corporation shall not do any of the following:

                  (a) engage in any business or activity other than as set forth in the Third Article hereof:

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                  (b) without the affirmative vote of all of the members of the
         Board of Directors of the Corporation (which must include the affirmative vote of all duly appointed Independent Directors), (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due or (vii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vi) of this paragraph; or

                  (c) merge or consolidate with any other corporation, company or entity or, except to the extent permitted by the Purchase Agreement, sell all or substantially all of its Assets or acquire all or substantially all of the assets or capital stock or other ownership interest of any other corporation, company or entity.

         ELEVENTH: The Corporation shall ensure at all times that (a) it conducts its business from an office that is separate and distinct from those of Sirrom Capital Corporation and their affiliates even if such office space is subleased from, or is on or near premises occupied by, Sirrom Capital Corporation or any of their affiliates; (b) it maintains separate corporate records and books of account from those of Sirrom Capital Corporation and their affiliates; (c) none of the Corporation's assets will be commingled with those of Sirrom Capital Corporation or any of their affiliates; and (d) any employee, consultant or agent of the Corporation or any other operating expense incurred by the Corporation will be paid from the assets of the Corporation.

         TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter provided herein or by statute and, except as provided in the Fifth Article, all rights, preferences and privileges conferred

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by this Certificate of Incorporation upon stockholders, directors or any other person are granted subject to such right; provided, however, that the Corporation shall not amend, alter, change or repeal any provision of the Third, Fifth, Seventh, Tenth, Eleventh or Twelfth Article of this Certificate of Incorporation (the "Restricted Articles") without the affirmative vote of all Independent Directors or until after the termination of the Purchase Agreement; and provided, further, that the Corporation shall not amend or change any provision of any Article other than the Restricted Articles so as to be inconsistent with the Restricted Articles

         THIRTEENTH: When exercising any vote provided for in the Seventh and Twelfth Articles hereof and paragraphs (a), (c) and (d) of the Tenth Article hereof, each director shall cast its vote recognizing that it owes its fiduciary duty or other obligation with respect to such vote to the Corporation (including, without limitation, the Corporation's creditors) as well as to the stockholders of the Corporation. When exercising any vote on whether the Corporation will take any action described in paragraph (b) of the Tenth Article hereof, each Director shall cast its vote recognizing that it owes its primary fiduciary duty or other obligation with respect to such vote to the Corporation (including, without limitation, the Corporation's creditors) and not to the stockholders of the Corporation (except as may specifically be required by the law of any applicable jurisdiction). Every stockholder of the Corporation shall be deemed to have consented to the foregoing by virtue of such stockholder's consent to this Certificate of Incorporation.


Executed this _____ day of December, 1996.



                             ----------------------------------
                             Bob F. Thompson, Sole Incorporator





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